Exhibit 99.1

Gladstone Commercial Amends, Extends and Upsizes Credit Facility

MCLEAN, VA, August 18, 2022 – On August 18, 2022, Gladstone Commercial Corporation (Nasdaq: GOOD) announced today that it amended, extended and upsized its syndicated revolving credit and term loan facility from $325 million to $480 million. The term loan component was upsized by $135 million, while the revolving credit facility was upsized by $20 million. The company used the net proceeds to repay maturing mortgage loans and borrowings under the revolving credit facility. The increased availability under the facility will provide liquidity for future acquisitions and business operations.

The new $140 million Term Loan C component matures in February 2028, the existing $160 million Term Loan A maturity is extended to August 2027 and the revolving credit facility maturity extends to August 2026.

“We are pleased to announce the successful execution of this transaction with the support of our bank group, led by Key Bank as joint lead arranger and book manager, as well as Bank of America, Fifth Third Bank, Huntington Bank as joint lead arrangers. The upsized facility provides us with significant liquidity and a favorable extended debt maturity profile going forward,” remarked Jay Beckhorn, Treasurer of Gladstone Commercial.

“We’re very pleased to welcome Bank of America as a new joint lead arranger as well as Synovus Bank, United Bank, and First Financial Bank as new lenders. This new facility will be instrumental in our continued growth,” said Gary Gerson, Chief Financial Officer of Gladstone Commercial.

About Gladstone Commercial (Nasdaq: GOOD)

Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of June 30, 2022, Gladstone Commercial’s real estate portfolio consisted of 136 properties located in 27 states, totaling approximately 17.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Investor or Media Inquiries:

Buzz Cooper	Gary Gerson
President	Chief Financial Officer
(703) 287-5815	(703) 287-5889
Buzz.Cooper@gladstonecompanies.com	Gary.Gerson@gladstonecompanies.com

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause Gladstone Commercial’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the captions “Forward-Looking Statements” and “Risk Factors” of Gladstone Commercial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 15, 2022 and certain other filings we make with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

For further information: Gladstone Commercial Corporation, +1-703-287-5893

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstonecompanies.com.

SOURCE: Gladstone Commercial Corporation